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                                                                    Exhibit 99.1

[GEN PROBE LOGO]

CONTACTS:

Gen-Probe Incorporated              Euro RSCG Life NRP
Anne Simmons                        Tom Baker
Investor Relations Department       Media Relations
Tel:  858-410-8904                  Tel:  858-587-5673
annes@gen-probe.com                 tom.baker@eurorscg.com

FOR IMMEDIATE RELEASE

                   GEN-PROBE ANNOUNCES TWO-FOR-ONE STOCK SPLIT

SAN DIEGO, September 5, 2003 -- Gen-Probe Incorporated (Nasdaq: GPRO) today announced that its Board of Directors approved a two-for-one split of its common stock in the form of a 100 percent stock dividend. Stockholders will receive a dividend of one share of common stock for every share held on the record date of September 16, 2003.

"We have seen a dramatic increase in Gen-Probe's share price since we became a public company following our spin-off from Chugai Pharmaceutical Co., Ltd. last September," said Henry L. Nordhoff, chairman, president and chief executive officer. "Gen-Probe intends to make ownership of our stock broadly accessible to individuals and this stock split should help achieve that objective."

As of September 1, 2003, Gen-Probe had approximately 24 million shares of common stock outstanding. Upon completion of the split, the number will increase to approximately 48 million shares. The additional shares of common stock will be distributed on or about September 30, 2003 by the company's transfer agent, Mellon Investor Services L.L.C. In addition, stock options outstanding on the record date will be appropriately adjusted to reflect the stock dividend.

ABOUT GEN-PROBE INCORPORATED

Gen-Probe Incorporated, founded in 1983, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products used for the clinical diagnosis of human diseases and for screening donated human blood. Using its patented NAT technology, Gen-Probe has received FDA approvals or clearances for more than 50 products that detect a wide variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe and Bayer Corporation have formed a collaboration to develop, manufacture and market nucleic acid diagnostic tests for certain viral organisms, and under the agreement Bayer has the right to distribute these tests, including the recently approved VERSANT(R) HCV Qualitative Assay. Gen-Probe has 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and has approximately 700 employees. Additional information about the Company can be found on the Internet at www.gen-probe.com.

VERSANT is a trademark of Bayer Corporation

Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those relating to the accessibility of our stock following the stock dividend are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," "would" and similar words. Forward-looking statements are not guarantees of performance. They involve known


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and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Factors that may cause such a difference include but are not limited to investors' reactions to our stock dividend and fluctuations in our quarterly revenue and operating results.

For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our registration statement on Form S-3 that we filed on August 29, 2003 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.